Exhibit 10.2

THIS INVESTOR RIGHTS AGREEMENT made the [•] day of April, 2022.

AMONG:

Contango ORE, Inc.,

a corporation existing under the laws of the State of Delaware

(the “Company”)
- and -

Queen’s Road Capital Investment Ltd.,
a corporation existing under the laws of the Cayman Islands

(the “Investor”)

WHEREAS, the Company has entered into an investment agreement dated April 9, 2022 with the Investor (the “Investment Agreement”) pursuant to which the Investor agreed to purchase, and the Company agreed to sell to the Investor the Debentures (as defined herein);

AND WHEREAS, after giving effect to such issuances, the Investor will hold an Investor Percentage (as defined herein) equal to [•]%;

AND WHEREAS, in consideration of the Company’s agreement to issue and sell, and the Investor’s agreement to purchase, the securities issuable pursuant to the Investment Agreement, the Investor has agreed to adhere to certain restrictions, all on the terms and subject to the conditions set out herein;

THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Securities Act of 1933;

“Affiliate” means, when used with respect to another Person, (i) a Person that is an “affiliate” of such other Person within the meaning ascribed to that term under Rule 405 of the Act; or (ii) a Person controlled by such other Person, and for the purpose of this paragraph (ii), the term “control” has meaning ascribed to that term under Rule 405 of the Act, provided that, if a Person holds more than 10% of the voting rights attached to all outstanding voting securities of another Person, then the Person is deemed, in the absence of evidence to the contrary, to control such other Person, provided that for the purposes of this paragraph (ii), such control or ownership shall be demonstrated to the satisfaction of the Company, acting reasonably;

“Board” means the board of directors of the Company as it may be constituted from time to time;

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Houston, Texas are not generally open for business;

“Change of Control” means (i) the acquisition by any transaction, directly or indirectly, by a Person or group of Persons acting jointly or in concert of voting control or direction over 50% or more of the outstanding Common Shares, (ii) the consolidation or merger of the Company with or into another entity as a result of which the holders of the Common Shares immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the entity carrying on the business of the Company following such transaction, or (iii) the sale, assignment, transfer or other disposition of all or substantially all of the property or assets of the Company to another entity in which the holders of the Common Shares immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction following such transaction;

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company;

“Debentures” means the 8% unsecured convertible debentures issued by the Company to the Investor pursuant to the Investment Agreement, as may be amended from time to time;

“Exchange” means the NYSE or such other stock exchange where the Common Shares are listed from time to time;

“Fundamental Change” means a Change of Control that includes as elements thereof: (A) one of items (i), (ii) or (iii) of the definition of Change of Control; and (B) the removal by resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company which removal has not been recommended in the Company’s management information circular, or the failure to elect to the Board a majority of the directors proposed for election by management in the Company’s management information circular; and (C) the Chief Executive Officer of the Company as of the date hereof no longer being actively employed as the most senior executive officer of the Company or the entity carrying on the business of the Company following completion of the Change of Control (for the avoidance of doubt, (C) may occur prior to, concurrent with or following a Change of Control, and need not occur as a result of or in conjunction with the Change of Control);

“Investment Agreement” shall have the meaning set out in the recitals hereto;

“Investor Percentage” means, at any given time, as applicable, the percentage calculated by dividing the number of Common Shares including Common Shares issuable on conversion of the principal amount of the Debentures (on an as-if converted basis, assuming conversion of the entire principal amount of the Debentures) then beneficially owned by the Investor and its Affiliates, if bound pursuant to the terms of this Agreement, by the total number of Common Shares then outstanding, adjusted by adding the Common Shares issuable on conversion of the principal amount of the Debentures (on an as-if converted basis, assuming conversion of the entire principal amount of the Debentures) then beneficially owned by the Investor and its Affiliates, if bound pursuant to the terms of this Agreement, but deducting any Common Shares issued after the date of this Agreement upon exercise of stock options or other equity-based compensation arrangements of the Company;

“Investor Nominee” means any person nominated by the Investor to serve as a director on the Company’s Board of Directors;

“NYSE” means the NYSE American LLC or its successor or successors;

“Parties” means the parties to this Agreement and “Party” means any one of them; and

“Person” includes an individual, corporation, company, partnership, joint venture, association, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(g)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(h)	any time period within which any action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement and the Investment Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Governing Law and Submission to Jurisdiction

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of New York without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Courts of the State of New York over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

ARTICLE 2
STANDSTILL

2.1	Standstill

The Investor shall not, directly or indirectly, whether alone or jointly or in concert with any other Person, without the prior written consent of the Board, (i) for so long as the Investor Percentage is equal to or greater than 5%; (ii) until the Parties otherwise agree in writing; or (iii) until the completion of a Fundamental Change:

(a)
acquire, agree to acquire, or make any proposal or offer to acquire, directly or indirectly, ownership of (or control or direction over) any securities of the Company or any of its Affiliates (other than securities issued in accordance with the terms of the Debentures);

(b)
solicit proxies from shareholders or other security holders of the Company or any of its Affiliates or otherwise attempt to influence the conduct of the shareholders or other security holders of the Company or any of its Affiliates;

(c)
solicit, initiate or engage in any discussions or negotiations, or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any Person in order to propose or effect any tender or exchange offer, merger, arrangement or other business combination involving the Company or any of its Affiliates or propose or effect any acquisition of assets from the Company or any of its Affiliates;

(d)
in any manner, directly or indirectly, seek to control or influence the Board or the board of directors of any Affiliate of the Company or the management or policies of the Company or affect control of the Company or any of its Affiliates (which covenant shall not prevent the Investor Nominee from acting in a manner consistent with fulfilling his or her fiduciary duties as a director of the Company);

(e)
make any public announcement with respect to the foregoing or inconsistent with the foregoing, or assist, advise, encourage or agree, discuss, negotiate or otherwise act in concert with, any Person to do any of the foregoing (including by providing or arranging any financing);

(f)
take any action with respect to the Company or its Affiliates that would reasonably be expected to require the Company or its Affiliates to make a public announcement regarding any of the types of matters described in items (a) through (d) above; or

(g)	request the Company, directly or indirectly, to amend or waive any of these standstill provisions.

For the avoidance of doubt, if the Investor Percentage drops below 5% and then goes back to 5% or greater in a single transaction or a series of related transactions, the restrictions of this Section 2.1 shall be reinstated.

ARTICLE 3
VOTING ALIGNMENT

3.1	Change of Control Voting Alignment

The Investor covenants and agrees with the Company that: (i) for so long as the Investor Percentage is equal to or greater than 5%; (ii) until the Parties otherwise agree in writing; or (iii) until the completion of a Fundamental Change:

(a)
it will not convert the Debentures in the circumstances of an unsolicited (hostile) tender offer or exchange offer being made, and will not tender or agree to tender the Debentures to such a bid, unless and until the Board shall subsequently recommend that shareholders of the Company accept such bid or the bidder takes-up and pays for sufficient Common Shares that it, and Persons acting jointly or in concert with it, hold more than 66 2/3% of the outstanding Common Shares on a fully-diluted basis;

(b)
it will not tender or agree to tender any Common Shares it holds, including as a result of the conversion of the Debentures or otherwise acquired by it by any means, to an unsolicited (hostile) tender offer or exchange offer being made, unless and until the Board shall subsequently recommend that shareholders of the Company accept such bid or the bidder takes-up and pays for sufficient Common Shares that it, and Persons acting jointly or in concert with it, hold more than 66 2/3% of the outstanding Common Shares on a fully-diluted basis; and

(c)
it will (A) vote any and all Common Shares it holds as a result of the conversion of the Debentures and otherwise acquired by or issued to it and, to the extent it is afforded a voting right, the Debentures, in the manner recommended by the Board to the shareholders of the Company in respect of any Change of Control transaction, and deposit or tender such Common Shares to the Change of Control transaction in the manner recommended by the Board, and (B) abstain from voting or withhold such votes if any Person is proposing to elect one or more individuals to the Board who are not nominees proposed by the Company’s management or the Investor Nominee.

Furthermore, upon public announcement of, commencement of, or an intention to commence, an unsolicited bid or public announcement by the Company that it has agreed (or intends to agree) to any other Change of Control transaction described above in this Section 3.1, the Investor agrees that it shall not transfer any of the Debentures or Common Shares held by it (other than to an Affiliate of the Investor, as certified by the Investor and where such Affiliate agrees in writing to be bound by this Agreement as an “Investor”).  For the avoidance of doubt, if the Investor Percentage drops below 5% and then goes back to 5% or greater in a single transaction or a series of related transactions, the restrictions of this Section 3.1 shall be reinstated.

3.2	Non-Change of Control Voting Alignment

In situations not involving a Change of Control, the Investor covenants and agrees with the Company that: (i) for so long as the Investor Percentage is equal to or greater than 5%; (ii) until the Parties otherwise agree in writing; or (iii) until the completion of a Fundamental Change, it will either: (a) vote any and all Common Shares it holds, and to the extent it is afforded a voting right, the Debentures, on each matter that may come before the shareholders of the Company in the manner recommended by the Board to the shareholders of the Company or (b) not vote, in respect of such matter, any and all Common Shares it holds.  For the avoidance of doubt, if the Investor Percentage drops below 5% and then goes back to 5% or greater in a single transaction or a series of related transactions, the restrictions of this Section 3.2 shall be reinstated.

ARTICLE 4
TRANSFER OF COMMON SHARES BY INVESTOR

4.1	Third-Party Sales

Without the prior written consent of the Company, the Investor covenants and agrees with the Company that, (i) for so long as the Investor Percentage is equal to or greater than 5%; (ii) until the Parties otherwise agree in writing; or (iii) until the completion of a Fundamental Change, it shall not, directly or indirectly, sell or transfer (in a single transaction or series of transactions within a 30 day period) any Common Shares held by it or over which it exercises control or direction, representing more than 0.5% of the outstanding Common Shares then outstanding (on a non-diluted basis) without first notifying the Company in writing of the number of Common Shares proposed to be sold and the price at which it desires to sell such Common Shares (which price for greater certainty, may be, or may be determined with reference to, a market price of the Common Shares on the date of sale) and the Company will have seven days following its receipt of the notice from the Investor to elect to identify one or more buyers of all or any portion of the Common Shares at the price offered by the Investor.  If the Company fails to identify a buyer within the seven day period, the Investor may only sell such Common Shares for a period of 30 days either (a) through a broad distribution, through the facilities of an exchange or trading system; or (b) to a United States financial institution (including brokerage) for its subsequent sale or distribution to others, provided that the Investor obtains a covenant of such financial institution not to knowingly sell or distribute such Common Shares to any entity identified by the Company within such seven day period as being an entity (including a mining company) that intends to, or is reasonably expected to, attempt to acquire the Company.  Notwithstanding the foregoing, the Investor is permitted to transfer any Common Shares held by it to an Affiliate of the Investor, as certified by the Investor and where such Affiliate agrees in writing to be bound by this Agreement as an “Investor”.  For the avoidance of doubt, if the Investor Percentage drops below 5% and then goes back to 5% or greater in a series of related transactions, the restrictions of this Section 4.1 shall be reinstated.

ARTICLE 5
MISCELLANEOUS

5.1	Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately upon the Parties agreeing in writing to terminate this Agreement.

5.2	Notices

(a)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

in the case of the Investor:

Queen’s Road Capital Investment Ltd.
Cheung Kong Centre
Suite 2006
2 Queen’s Road Central
Hong Kong

Attention: Warren P. Gilman
Email:

with a copy to:

Stikeman Elliott LLP
2080 - 777 Hornby Street
Vancouver, British Columbia V6Z 1S4

Attention: Neville McClure
Email:

in the case of the Company:

Contango ORE, Inc.
3700 Buffalo Speedway, Suite 925

Houston, TX 77098

Attention: Rick Van Nieuwenhuyse, President and Chief Executive Officer

Email:

with a copy to:

Holland & Knight LLP
811 Main Street, Suite 2500
Houston, Texas 77002

Attention: Tim Samson
Email:

(b)            Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Houston time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)            Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 5.2.

5.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.4	Assignment

No Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Parties.

5.5	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

5.6	Further Assurances

Each of the Parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

5.7	Right to Injunctive Relief

The Parties agree that any breach of the terms of this Agreement by any Party would result in immediate and irreparable injury and damage to the other Parties which could not be adequately compensated by damages.  The Parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting Party, the other Parties shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other Parties may be entitled at law or in equity.

5.8	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if each Party had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first above written.

CONTANGO ORE, INC.

By:
Name:
Title:

QUEEN’S ROAD CAPITAL INVESTMENT LTD.

By:
Name:
Title:

[Investor Rights Agreement]